Exhibit 1.01

MAGNA INTERNATIONAL INC.

CONFLICT MINERALS REPORT

(For the reporting period from January 1, 2015 to December 31, 2015)

SECTION 1: INTRODUCTION

A.  Background

(a) The Conflict Minerals Rule

The Securities and Exchange Commission (“SEC”) adopted Rule 13p-1 (17 CFR 240.13p-1) (the “Rule”) under the Securities and Exchange Act of 1934, as mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) (17 CFR Parts 240 and 249b). The Rule implemented a requirement for SEC registrant companies to disclose the use of  “Conflict Minerals” in their products, where such use is “necessary to the functionality or production of a product” manufactured by that company. The Rule defines “Conflict Minerals” as cassiterite, columbite-tantalite, wolframite, and their derivatives, tin, tantalum, tungsten, as well as gold (collectively, “3TG minerals”) that originated in the Democratic Republic of the Congo or an adjoining country specified in the Rule (collectively, the “Covered Countries”).

As a registrant with 3TG minerals present in certain of our manufactured products, Magna International Inc. (referred to as “Magna”, “we”, “us” or “our” in this report) is subject to Section 1502 of the Dodd-Frank Act and the Rule, and are required to perform a “reasonable country of origin inquiry” (“RCOI”) into the sources of the 3TG minerals to determine whether any such minerals in our products originated in a Covered Country.

Based on the results of our RCOI for the year ended December 31, 2015, Magna cannot exclude the possibility that a portion of the 3TG minerals in its products originated in one or more Covered Countries. As a result, Magna conducted due diligence activities on the source and chain of custody of these conflict minerals as described in this Conflict Minerals Report, which has been prepared for calendar year 2015 in accordance with the Rule.

(b) Forward-Looking Statements

This Conflict Minerals Report contains forward-looking statements relating to actions that we may take in the future with respect to our conflict minerals program. Such statements are based on the current expectations of our management and are not promises or guarantees of future performance of such actions. The forward-looking statements represent management’s expectations as of the date of this report. Subsequent events and developments may cause management’s views to change. We do not undertake any obligation to update any forward-looking statements in the future, and the forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this report.

(c) Documents Incorporated by Reference

Unless expressly incorporated by reference in this report, any documents, third-party materials or references to websites (including Magna’s website) are not incorporated by reference in, or considered a part of, this Conflict Minerals Report.

B. Company Overview

(a) Our Company

We are a leading global automotive supplier with 306 manufacturing operations and 92 product development, engineering and sales centres in 29 countries as of the date of this Conflict Minerals Report. We have over 147,000 employees focused on delivering superior value to our customers through innovative products and processes, and World Class Manufacturing. These figures include manufacturing operations, product development, engineering and sales centres and employees in equity accounted operations.

(b) Our Products

Our products are designed to meet the requirements and specifications of our automotive customers. Certain of these requirements and specifications entail the use of 3TG minerals. Our product capabilities include producing body, chassis, exterior, seating, powertrain, electronic, vision, closure and roof systems and modules, as well as complete vehicle engineering and contract manufacturing. A more detailed listing of our products can be found on pages 17-24 of our Annual Information Form, which is available on Magna’s corporate website at: http://www.magna.com/investors/financial-reports-public-filings?rpt=annualinfo

(c) Reliance on Supply Chain & Industry-Driven Initiatives

Due to the number and complexity of the products we manufacture, our supply chain consists of a substantial number of suppliers globally, the composition of which changes within each calendar year and from year to year. Moreover, we are generally many tiers removed from the smelters or refiners (“SORs”) of 3TG minerals in our supply chain. We do not, to the best of our knowledge, directly purchase 3TG minerals from any of the Covered Countries. As a downstream consumer of 3TG minerals, Magna must rely on its direct suppliers to gather and report to us information about SORs in the supply chain. Our direct suppliers are similarly reliant upon information provided to them by their own suppliers.

The structure, size and breadth of our supply chain, as well as the fact that a substantial portion of the suppliers in our supply chain are not obligated to file reports with the SEC (including reports under the Rule), makes gathering of complete and accurate conflict minerals information a lengthy and challenging process. In most cases, we do not have meaningful leverage over upstream suppliers or other actors in the supply chain. As a result of these challenges, in addition to our ongoing engagement with our direct production suppliers  as part of our conflict minerals compliance program (the “Program”), we participate in several industry-driven initiatives aimed at increasing awareness of, and participation in, conflict minerals reporting by suppliers.

SECTION 2: REASONABLE COUNTRY OF ORIGIN INQUIRY & CONCLUSION

Magna conducted the following RCOI for the 2015 reporting year:

A.            Applicability Assessment of Direct Production Suppliers

We conducted a good faith, risk-based applicability assessment of 8,064 suppliers, representing all of our direct production suppliers in 2015 (the “2015 Suppliers”), to identify those suppliers that were reasonably believed to represent the highest risk of supplying products or components to Magna that do or may contain 3TG minerals from one or more of the Covered Countries for the period between January 1, 2015 and December 31, 2015.

The set of criteria used to conduct the risk-based applicability assessment of suppliers included: (i) the likelihood of 3TG minerals content in supplied materials based on information available to Magna in its existing databases, including the International Material Data System (IMDS); and (ii) internal assessments by Magna purchasing personnel, engineering personnel and/or materials specialists. Responses received from suppliers in previous reporting years were also considered, but were not necessarily determinative.

Based on the criteria described above, the 2015 Suppliers were categorized as representing a “high” (Red), “uncertain/undeterminable” (Yellow) or “low/no” (Green) risk that their products supplied to Magna in 2015 contained 3TG minerals. 2015 Suppliers classified as Green were considered “out-of-scope” for 2015 reporting. 2015 Suppliers classified as Red or Yellow were considered “in-scope” for 2015 reporting. The results of Magna’s applicability assessment for 2015 were as follows:

•                  6,533 (81%) of the 2015 Suppliers were classified as Green or out-of-scope for 2015 (the “Out-of-Scope Suppliers”).

•                  1,542 (19%) of the 2015 Suppliers were classified as Red (245, or approximately 3%) or Yellow (1286, or approximately 16%) and therefore “in-scope” for 2015 reporting (the “In-Scope Suppliers”).

B.            Conclusion based on RCOI

We concluded in good faith that during the 2015 calendar year Magna:

i.                  manufactured and/or contracted to manufacture products containing 3TG minerals and determined that the use of such minerals was necessary to the functionality or production of these products; and

ii.               could not exclude the possibility that a portion of the Company’s 3TG minerals originated in the Covered Countries (and were not from recycled or scrap sources).

Based on this conclusion, Magna conducted due diligence activities on the source and chain of custody of these necessary conflict minerals as described in this Conflict Minerals Report.

SECTION 3: DUE DILIGENCE PROCESS

A.                                    Design of Due Diligence Framework

On the basis of the information obtained as part of our RCOI, we conducted due diligence regarding the source and chain of custody of the 3TG minerals contained in our products. Magna designed its due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (OECD, 2013) and related supplements for gold and for tin, tantalum and tungsten (the “OECD Guidance”). The OECD Guidance specifies a five-step framework for risk-based due diligence for responsible supply chains of minerals sourced from conflict-affected and high-risk areas, which are described below in connection with our Program.

B.            Due Diligence Measures Performed

Magna’s due diligence measures for the 2015 reporting year included the following:

a.              Establish Strong Company Management Systems

In accordance with the OECD Guidance, we previously established company management systems with regard to conflict minerals reporting, the main elements of which are described below:

i.                 Conflict Minerals Steering Committee & Program

We maintain a cross-functional conflict minerals steering committee (the “Steering Committee”), comprised of representatives from Magna’s legal and purchasing departments, which is tasked with managing and directing the day-to-day activities of Magna’s Program, including overseeing the activities of our Program team members in each region in which we operate.

The Program, which includes a supply chain system of controls and transparency through the adoption and use of the CMRT (defined in Subsection 3(b) (ii) below), facilitates the transfer of information through the supply chain regarding, among other things: (i) mineral country of origin; (ii) SORs being utilized; and (iii) the identity of new SORs to potentially undergo an audit through the Conflict-Free Smelter Program (described below). The Steering Committee is also responsible for our conflict minerals reporting to our automotive customers, as well as monitoring conflict minerals developments, including evolving industry best practices.

The Steering Committee includes representation from each of our operating segments: North America, Europe, Asia and Rest of World, and met or communicated regularly during 2015 and 2016 in connection with 2015 reporting year requirements, including in advance of key Program milestones.

ii.             Oversight

The Steering Committee periodically reports the status of Magna’s Program to designated senior management.

iii.         Policy Statement & Grievance Mechanism

We are committed to working with our supply chain to ensure compliance with the Rule. We previously adopted a policy statement which addresses our commitment to comply with the Rule and the expectations we place on our suppliers with respect to engagement in due diligence of their supply chains, as well as, conflict minerals reporting to us. The policy statement is publicly available on our corporate website at: http://www.magna.com/docs/default-source/corporate-governance/conflict-minerals-policy-statement.pdf.

The policy statement includes a grievance mechanism to facilitate reporting of concerns relating to Magna’s Program through Magna’s existing confidential and anonymous Good Business Line (GBL) (www.magnagbl.com). The  GBL is structured such that reports are received and tracked by an independent third-party provider, and communicated to members of the Steering Committee for review and appropriate action. To date, we have not received any GBL reports regarding our Program.

iv.           Records Retention

We have a policy to retain conflict minerals documentation for at least five (5) years from the date of creation.

v.               Supply Chain Engagement

We previously updated Magna’s standard global contract terms and conditions, including our global standard supplier requirements manual, to require suppliers to provide information or certification with respect to the origin of their products supplied to Magna. The requirements manual is incorporated by reference into our standard global contract terms and conditions. Purchase orders and other agreements in place with our direct suppliers are, however, typically in force for an extended period of time and we have limited ability to impose: (i) new contract terms, or (ii) other requirements that our suppliers must flow down to their own suppliers.

We also communicated with all direct production suppliers regarding our Program as detailed in this Conflict Minerals Report. In addition to the GBL grievance mechanism described above, we continue to maintain and communicate to our suppliers, a dedicated email address (conflict.minerals@magna.com) to facilitate supplier communication with us regarding the Program, including requests for assistance in fulfilling their reporting obligations to Magna.

vi.           Industry Participation & Collaboration

The OECD Guidance encourages participation in industry-driven programs to establish a system of controls over the mineral supply chain which includes either a chain of custody or traceability system.

With respect to initiatives aimed at improving SOR validation, we continue to support the Conflict Free Sourcing Initiative (CFSI) as a member, as well as through participation in CFSI plenary member conference calls and as a part of its Due Diligence Practice Team. The CFSI has designed and manages a program (the Conflict Free Smelter Program (CFSP)) to identify the SORs that process 3TG minerals and independently audit those smelters and refiners to validate those that source only conflict-free 3TG minerals. Through our membership, which we view as critical to our Program, we have benefited from access to RCOI and smelter validation data, information regarding sourcing initiatives and regulatory developments, and access to valuable tools and resources which we are able to use to enhance our Program. Through our membership in the CFSI, we also support several complementary programs/organizations with which the CFSI regularly collaborates to address conflict minerals issues from an industry perspective, including: the ITRI Tin Supply Chain Initiative (iTSCi) program, the Better Sourcing Program, the Public-Private Alliance for Responsible Minerals Trade, and Solutions for Hope.

Throughout 2015 we also engaged with and actively participated as a member of several industry associations, particularly the Automotive Industry Action Group (AIAG). The initiatives of the AIAG and its Conflict Minerals Working Group include: efforts to improve supply chain transparency and compliance with the conflict minerals reporting requirements; development of best practices for conducting due diligence, supply chain engagement and reporting; development of common standards and reporting tools; engagement with SORs to promote conflict-free validation programs; and provision of training and awareness. We also provided opportunities for increased supply chain awareness of the conflict mineral reporting requirements and emerging best practices by sponsoring several AIAG industry events.  Magna also actively participates in the Original Equipment Suppliers Association (OESA), including its activities relating to conflict minerals compliance.

b.              Identification and assessment of risks in the supply chain

i.                 Identification of Risks

To identify risks in the supply chain, Magna undertook the following measures:

•                  Conducted the risk-based applicability assessment of the 2015 Suppliers described above.

•                  Communicated at least once with all Out-of-Scope Suppliers (6,533 Suppliers) advising of their Green applicability rating and directing them to contact us if they believed their rating to be incorrect.

•                  Communicated regularly with all In-Scope Suppliers (as described below), including frequent reminders in situations where responses were not received by applicable deadlines.

•                  Enhanced the process for ensuring that changes to our supplier list were captured in our Program, including changes arising as a result of acquisitions or divestitures.

•                  Continued to enhance our methodology and processes for reviewing and responding to red flags generated by supplier survey responses, including more detailed communication to suppliers of our requirements for addressing the specific red flag(s) generated.

•                  Validated the accuracy and completeness of the SORs identified by In-Scope Suppliers, including by reviewing the list of such SORs against the CFSI (members-only access) list of processing facilities which have received a “Compliant” or other designation under the CFSP.

ii.             In-Scope Supplier Due Diligence

Our due diligence efforts were focused primarily on communicating with the In-Scope Suppliers to obtain information with respect to the source and chain of custody of the necessary 3TG minerals in the products they supplied to us.  All In-Scope Suppliers, regardless of whether they were assigned a Yellow or Red rating, were sent an initial communication package requesting that they complete a survey based on the standardized template originally developed by the Electronic Industry Citizenship Coalition (EICC®) and The Global e-Sustainability Initiative (GeSI), known as the “Conflict Minerals Reporting Template” or “CMRT”.  The CMRT was developed to facilitate disclosure and communication of information regarding SORs that provide materials in a company’s supply chain and includes, among other things, questions regarding a supplier’s conflict minerals policy, engagement with its own suppliers, origin of 3TG minerals in its products, and supplier due diligence.

In addition to describing the requirements of the Dodd-Frank Act and the Rule, and reinforcing Magna’s compliance expectations, the initial communication package directed In-Scope Suppliers to:

•                  Complete the CMRT through Magna’s preferred  web-based reporting method, the iPoint Conflict Minerals Platform (“iPCMP”), or alternatively, submitting the CMRT in Microsoft Excel spreadsheet format, by  the specified reporting deadline; and

•                  Request and obtain completed CMRTs from their own production suppliers, and encourage those suppliers to cascade the same requirement throughout their supply chain.

The supplier communication package, which was translated into multiple languages, also included: step-by-step instructions on how to complete each CMRT question; recommendations with regard to implementing or enhancing a supplier’s own conflict minerals program; and details regarding AIAG and other conflict minerals tools and resources available to improve supplier reporting.

In-Scope Suppliers that provided responses in a format other than the CMRT were advised to resubmit their response in the requested format. In-Scope Suppliers that failed to respond at all to Magna were sent several reminders to submit a CMRT by a specified deadline.

iii.         In-Scope Supplier Response Results

Magna received responses in a valid format from 1,058 (approximately 69%) of the In-Scope Suppliers, a modest improvement over the prior reporting year. The remaining 484 (approximately 31%) of the In-Scope Suppliers did not provide a response, despite our repeated communications, or provided a response in an invalid format that was not remedied by our reporting deadline.

iv.           CMRT Review

Using the latest version of the AIAG CM-3 Guide for Responding to the Conflict Minerals Reporting Templates, other industry guidance and the experience gained during the first two reporting years of our Program, Magna reviewed the CMRT responses received from In-Scope Suppliers for red flags that would identify inconsistent, incomplete, or inaccurate responses. Responses that triggered select red flags were targeted for priority follow up and those suppliers were sent a request to address and resolve the red flag(s).

Following our review of valid responses submitted by In-Scope Suppliers, we determined that 210 (approximately 20%) of such responses were acceptable to Magna without the need for further follow up. When combined with the Out-of-Scope Suppliers, the aggregate of the 2015 Suppliers, that were ultimately designated as Green through either the applicability assessment, or as a result of the due diligence process, was 6,743, representing 84% of our 2015 Suppliers. No supplier indicated that they receive any 3TG minerals from sources that directly or indirectly financed or benefitted armed groups within the meaning of the Rule.

v.               Efforts to Determine Mine or Location of Origin

As a downstream company, the primary focus of our due diligence on the source and chain of custody of the 3TG minerals in our supply chain was the collection and analysis of the CMRT responses received from our direct production suppliers. As described in this report, we verify the SOR information in the CMRT responses with data obtained from the CFSI. We believe this represents the most reasonable effort we can make to determine the mines or locations of origin of any 3TG minerals that may be used in our products, as discussed in Section 4 below.

c.               Design and implement a strategy to respond to identified risks

Magna designed a risk management plan to identify, monitor and mitigate identified risks, the key elements of such plan being:

•                  Based on the red flag review, In-Scope Suppliers whose responses to select CMRT questions were identified as incomplete, inconsistent or inaccurate, were asked to address and resolve the red flag(s) and resubmit their CMRT.

•                  In-Scope Suppliers that did not respond to Magna’s initial survey request were sent frequent follow-up reminders, either directly or through periodic iPCMP system generated notices, requesting that they complete a CMRT and were advised that a failure to do so would receive elevated scrutiny from our purchasing department, and could affect future sourcing decisions.

•                  Suppliers who sent responses to Magna in a format other than the CMRT were asked to resubmit a response using the CMRT.

•                  The Steering Committee regularly reviewed a supplier response status dashboard and determined the timing and frequency of supplier follow-up communications.

•                  In order to increase supplier awareness and facilitate compliance with the conflict minerals reporting requirements, Magna’s written communications directed suppliers to visit the CFSI website (www.conflictfreesourcing.org) to take advantage of useful resources and tools, training information and guidance documents relating to the completion of the CMRT and conflict minerals reporting in general. In addition, Magna sponsors the AIAG’s annual Conflict Minerals Industry Briefing, which is organized to provide an update on industry strategies regarding conflict minerals reporting and due diligence best practices, as well as SOR engagement activities.

d.              Carry out independent third-party audit of SOR due diligence practices

Magna is a downstream consumer of necessary conflict minerals and is several supply chain tiers removed from smelters and refiners which provide minerals and ores. Therefore, Magna does not perform, or direct the performance of, audits of SORs within the supply chain.  As outlined in the OECD Guidance upon which our Program is based, we support the CFSI’s cross-industry initiative that audits SORs to identify those facilities that have systems in place to assure sourcing of only conflict-free materials. The data on which we relied for certain statements in this Conflict Minerals Report (including in Appendix I) was obtained using the RCOI report we receive through our membership in the CFSI (Unique CFSI membership code: MAGN).

e.               Report annually on supply chain due diligence

Magna’s conflict minerals policy states that we will comply with Section 1502 of the Dodd-Frank Act, which includes filing our Specialized Disclosure Form (Form SD) and the associated Conflict Minerals Report with the SEC (www.edgar.com) and making both documents publicly available on our corporate website (www.magna.com).

We also completed Conflict Minerals Reporting Templates for each of our customers who requested us to do so for the 2015 reporting year, in support of such customers’ reporting obligations under the Dodd-Frank Act and the Rule.

SECTION 4: DETERMINATION

Magna does not, to the best of its knowledge, directly purchase 3TG from any of the Covered Countries. As a downstream consumer of 3TG, Magna must rely on its direct production suppliers to gather information about smelters and refiners in the supply chain. Those direct production suppliers are similarly reliant upon information provided by their suppliers throughout the supply chain. There are generally multiple tiers of suppliers between 3TG smelters and refiners and Magna. We have determined that our efforts to seek information about the smelters and refiners in our supply chain through the submission of CMRTs from our suppliers, as well as efforts to determine and improve the accuracy and quality of such submissions, represents the most reasonable effort Magna can make to determine the mines or locations of origin of the necessary conflict minerals in our supply chain.  However, most of the In-Scope Suppliers who responded to us did so at a company level and not a product level. As a result, despite receiving CMRT responses from In-Scope Suppliers that included SOR names (See Appendix I to this Conflict Minerals Report), including facilities that process minerals in one or more of the Covered Countries, such suppliers were unable to accurately report with specificity those facilities that were part of the supply chain for the products or components that were sold to Magna in 2015. We are therefore unable to determine the source and chain of custody of the necessary conflict minerals in our products for the 2015 reporting year.

SECTION 5: CONTINUOUS IMPROVEMENT EFFORTS TO MITIGATE RISK

Magna intends to take a number of steps to improve the response rate and quality of relevant supplier responses in the future reporting years and to attempt to mitigate the risk that necessary conflict minerals used in Magna products may benefit armed groups in the Covered Countries, including the following:

•                  Continuing to work with our suppliers to increase the completeness and accuracy of conflict minerals reporting, including, intensifying engagement with those suppliers that did not complete a CMRT, or that submitted an invalid response.

•                  Assessing opportunities to provide additional awareness, training, best practices or other assistance to our suppliers with respect to conflict minerals reporting.

•                  Integrating conflict minerals specific criteria to the supplier rating process used by Magna to evaluate sourcing decisions - in order to amplify our expectations with respect to conflict minerals reporting compliance.

•                  Maintaining our support for industry initiatives aimed at improving supply chain transparency, including, through our membership and participation in the AIAG, OESA and other industry associations.

•                  Supporting ongoing SOR audit and validation initiatives, including through our membership and participation in the CFSI.

•                  Annually evaluating opportunities to enhance our Program, including by monitoring best practices adopted by peer companies and automotive customers, and those developed by industry organizations.

•                  Continuing to monitor legislative developments regarding conflict-free minerals sourcing or reporting, including proposed regulations in the EU and China.

SECTION 6: INDEPENDENT AUDIT

Pursuant to SEC guidance issued April 29, 2014 and the SEC order issued May 2, 2014, we are not required to describe our products as “DRC conflict free”, “DRC conflict underterminable” or “having not been found to be DRC conflict free” (each as defined in the instructions to Form SD), and therefore we make no conclusion in this regard. Accordingly, an independent private sector audit with respect to Magna’s 2015 reporting year is not required.

APPENDIX I

TO THE 2015 CONFLICT MINERALS REPORT OF

MAGNA INTERNATIONAL INC.

PROCESSING FACILITIES IDENTIFIED IN SUPPLIER CMRT RESPONSES

The following table lists the name and country of the processing facilities identified in supplier CMRT responses to Magna International Inc., as well as the validation status of each processing facility under the CFSP, based on the CFSP Standard Smelter List as at May 30, 2016. Facilities included in supplier CMRT responses but identified as “Not Eligible” in the CFSP Standard Smelter List have been excluded.

The CFSP validation statuses used in the table below have the following meanings:

COMPLIANT

The entity is validated with the CFSP assessment and audit protocol (or independent third party audit program) as a result of providing sufficient documentation to demonstrate with reasonable confidence that the 3TG minerals they processed originated from conflict-free sources and have not benefitted armed groups.

ACTIVE	The entity is engaged in the CFSP assessment and audit protocol, but is not yet determined as Compliant.

IN COMMUNICATION	The entity is not yet Active, but is in communication with the CFSI and/or CFSI member companies.

OUTREACH REQUIRED	Outreach is needed by CFSI member companies to contact the entity and encourage their participation in the CFSP assessment and audit protocol.

TI-CMC MEMBER COMPANY	The entity is a member of the Tungsten Industry — Conflict Minerals Council (TI-CMC) and must undergo a CFSP audit within 2 years of joining the TI-CMC.

METAL	FACILITY NAME	COUNTRY	CFSP STATUS
Gold	Aida Chemical Industries Co., Ltd.	JAPAN	COMPLIANT
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY	COMPLIANT
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN	ACTIVE
Gold	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL	COMPLIANT
Gold	Argor-Heraeus S.A.	SWITZERLAND	COMPLIANT
Gold	Asahi Pretec Corp.	JAPAN	COMPLIANT
Gold	Asahi Refining Canada Ltd.	CANADA	COMPLIANT
Gold	Asaka Riken Co., Ltd.	JAPAN	COMPLIANT
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY	OUTREACH REQUIRED
Gold	Aurubis AG	GERMANY	COMPLIANT
Gold	Boliden AB	SWEDEN	COMPLIANT
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES	COMPLIANT
Gold	C. Hafner GmbH + Co. KG	GERMANY	COMPLIANT
Gold	Caridad	MEXICO	IN COMMUNICATION
Gold	CCR Refinery — Glencore Canada Corporation	CANADA	COMPLIANT
Gold	Cendres + Métaux S.A.	SWITZERLAND	ACTIVE
Gold	Chimet S.p.A.	ITALY	COMPLIANT
Gold	Chugai Mining	JAPAN	IN COMMUNICATION
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA	IN COMMUNICATION
Gold	DODUCO GmbH	GERMANY	COMPLIANT
Gold	Dowa	JAPAN	COMPLIANT
Gold	DSC (Do Sung Corporation)	KOREA	ACTIVE
Gold	Eco-System Recycling Co., Ltd.	JAPAN	COMPLIANT
Gold	Elemetal Refining, LLC	UNITED STATES	COMPLIANT
Gold	Gansu Seemine Material Hi-Tech Co., Ltd	CHINA	OUTREACH REQUIRED
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA	OUTREACH REQUIRED
Gold	Guangdong Jinding Gold Limited	CHINA	OUTREACH REQUIRED

Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA	OUTREACH REQUIRED
Gold	Heimerle + Meule GmbH	GERMANY	COMPLIANT
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY	COMPLIANT
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA	IN COMMUNICATION
Gold	Hwasung CJ Co., Ltd	KOREA	IN COMMUNICATION
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA	COMPLIANT
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN	COMPLIANT
Gold	Istanbul Gold Refinery	TURKEY	COMPLIANT
Gold	Japan Mint	JAPAN	COMPLIANT
Gold	Jiangxi Copper Co., Ltd.	CHINA	COMPLIANT
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION	COMPLIANT
Gold	JSC Uralelectromed	RUSSIAN FEDERATION	COMPLIANT
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN	COMPLIANT
Gold	Kazzinc	KAZAKHSTAN	COMPLIANT
Gold	Kennecott Utah Copper LLC	UNITED STATES	COMPLIANT
Gold	Kojima Chemicals Co., Ltd.	JAPAN	COMPLIANT
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN	OUTREACH REQUIRED
Gold	L’azurde Company For Jewelry	SAUDI ARABIA	OUTREACH REQUIRED
Gold	Lingbao Gold Co., Ltd.	CHINA	OUTREACH REQUIRED
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA	OUTREACH REQUIRED
Gold	LS-NIKKO Copper Inc.	KOREA	COMPLIANT
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA	OUTREACH REQUIRED
Gold	Materion	UNITED STATES	COMPLIANT
Gold	Matsuda Sangyo Co., Ltd.	JAPAN	COMPLIANT
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE	COMPLIANT
Gold	Metalor Technologies S.A.	SWITZERLAND	COMPLIANT
Gold	Metalor USA Refining Corporation	UNITED STATES	COMPLIANT
Gold	Metalúrgica Met-Mex Peñoles, S.A. De C.V.	MEXICO	COMPLIANT
Gold	Mitsubishi Materials Corporation	JAPAN	COMPLIANT
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN	COMPLIANT
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION	COMPLIANT
Gold	Nadir Metal Rafineri San. Ve Tic. A.Ş.	TURKEY	COMPLIANT
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN	ACTIVE
Gold	Nihon Material Co., Ltd.	JAPAN	COMPLIANT
Gold	OJSC “The Gulidov Krasnoyarsk Non-Ferrous Metals Plant” (OJSC Krastvetmet)	RUSSIAN FEDERATION	COMPLIANT
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION	COMPLIANT
Gold	PAMP S.A.	SWITZERLAND	COMPLIANT
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA	OUTREACH REQUIRED
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION	COMPLIANT
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA	COMPLIANT
Gold	PX Précinox S.A.	SWITZERLAND	COMPLIANT
Gold	Royal Canadian Mint	CANADA	COMPLIANT
Gold	Sabin Metal Corp.	UNITED STATES	OUTREACH REQUIRED
Gold	Samduck Precious Metals	KOREA	ACTIVE
Gold	SAMWON Metals Corp.	KOREA	IN COMMUNICATION
Gold	SEMPSA Joyería Platería S.A.	SPAIN	COMPLIANT
Gold	So Accurate Group, Inc.	UNITED STATES	OUTREACH REQUIRED
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION	COMPLIANT
Gold	Solar Applied Materials Technology Corp.	TAIWAN	COMPLIANT
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN	COMPLIANT
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN	COMPLIANT
Gold	Tokuriki Honten Co., Ltd.	JAPAN	COMPLIANT
Gold	Torecom	KOREA	ACTIVE
Gold	Umicore Precious Metals Thailand	THAILAND	COMPLIANT

Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM	COMPLIANT
Gold	United Precious Metal Refining, Inc.	UNITED STATES	COMPLIANT
Gold	Valcambi S.A.	SWITZERLAND	COMPLIANT
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA	COMPLIANT
Gold	Yamamoto Precious Metal Co., Ltd.	JAPAN	COMPLIANT
Gold	Yokohama Metal Co., Ltd	JAPAN	COMPLIANT
Gold	Yunnan Copper Industry Co., Ltd	CHINA	OUTREACH REQUIRED
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA	COMPLIANT

METAL	FACILITY NAME	COUNTRY	CFSP STATUS
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA	COMPLIANT
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA	COMPLIANT
Tantalum	Duoluoshan	CHINA	COMPLIANT
Tantalum	Exotech Inc.	UNITED STATES	COMPLIANT
Tantalum	F&X Electro-Materials Ltd.	CHINA	COMPLIANT
Tantalum	Global Advanced Metals Aizu	JAPAN	COMPLIANT
Tantalum	Global Advanced Metals Boyertown	UNITED STATES	COMPLIANT
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA	COMPLIANT
Tantalum	H.C. Starck Co., Ltd.	THAILAND	COMPLIANT
Tantalum	H.C. Starck GmbH Goslar	GERMANY	COMPLIANT
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY	COMPLIANT
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY	COMPLIANT
Tantalum	H.C. Starck Inc.	UNITED STATES	COMPLIANT
Tantalum	H.C. Starck Ltd.	JAPAN	COMPLIANT
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY	COMPLIANT
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA	COMPLIANT
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES	COMPLIANT
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA	COMPLIANT
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA	COMPLIANT
Tantalum	KEMET Blue Metals	MEXICO	COMPLIANT
Tantalum	KEMET Blue Powder	UNITED STATES	COMPLIANT
Tantalum	LSM Brasil S.A.	BRAZIL	COMPLIANT
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA	COMPLIANT
Tantalum	Mineração Taboca S.A.	BRAZIL	COMPLIANT
Tantalum	Mitsui Mining & Smelting	JAPAN	COMPLIANT
Tantalum	Molycorp Silmet A.S.	ESTONIA	COMPLIANT
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA	COMPLIANT
Tantalum	Plansee SE Liezen	AUSTRIA	COMPLIANT
Tantalum	Plansee SE Reutte	AUSTRIA	COMPLIANT
Tantalum	QuantumClean	UNITED STATES	COMPLIANT
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION	COMPLIANT
Tantalum	Taki Chemicals	JAPAN	COMPLIANT
Tantalum	Telex Metals	UNITED STATES	COMPLIANT
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN	COMPLIANT

METAL	FACILITY NAME	COUNTRY	CFSP STATUS
Tin	Alpha	UNITED STATES	COMPLIANT
Tin	China Tin Group Co., Ltd.	CHINA	COMPLIANT
Tin	Cooperativa Metalurgica de Rondônia Ltda.	BRAZIL	COMPLIANT
Tin	CV Gita Pesona	INDONESIA	COMPLIANT
Tin	Dowa	JAPAN	COMPLIANT
Tin	Estanho de Rondônia S.A.	BRAZIL	IN COMMUNICATION
Tin	Fenix Metals	POLAND	COMPLIANT
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA	COMPLIANT
Tin	Gejiu Zili Mining and Metallurgy Co., Ltd.	CHINA	IN COMMUNICATION
Tin	Magnu’s Minerais Metais e Ligas Ltda.	BRAZIL	COMPLIANT
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA	COMPLIANT
Tin	Melt Metais e Ligas S.A.	BRAZIL	COMPLIANT
Tin	Metallo-Chimique N.V.	BELGIUM	COMPLIANT
Tin	Mineração Taboca S.A.	BRAZIL	COMPLIANT
Tin	Minsur	PERÚ	COMPLIANT

Tin	Mitsubishi Materials Corporation	JAPAN	COMPLIANT
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES	COMPLIANT
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND	COMPLIANT
Tin	Operaciones Metalurgical S.A.	BOLIVIA	COMPLIANT
Tin	PT Aries Kencana Sejahtera	INDONESIA	COMPLIANT
Tin	PT Artha Cipta Langgeng	INDONESIA	COMPLIANT
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA	COMPLIANT
Tin	PT Babel Inti Perkasa	INDONESIA	COMPLIANT
Tin	PT Bangka Tin Industry	INDONESIA	COMPLIANT
Tin	PT Belitung Industri Sejahtera	INDONESIA	COMPLIANT
Tin	PT BilliTin Makmur Lestari	INDONESIA	COMPLIANT
Tin	PT Bukit Timah	INDONESIA	COMPLIANT
Tin	PT Eunindo Usaha Mandiri	INDONESIA	COMPLIANT
Tin	PT Inti Stania Prima	INDONESIA	COMPLIANT
Tin	PT Justindo	INDONESIA	COMPLIANT
Tin	PT Karimun Mining	INDONESIA	ACTIVE
Tin	PT Mitra Stania Prima	INDONESIA	COMPLIANT
Tin	PT Panca Mega Persada	INDONESIA	COMPLIANT
Tin	PT Prima Timah Utama	INDONESIA	COMPLIANT
Tin	PT Refined Bangka Tin	INDONESIA	COMPLIANT
Tin	PT Sariwiguna Binasentosa	INDONESIA	COMPLIANT
Tin	PT Stanindo Inti Perkasa	INDONESIA	COMPLIANT
Tin	PT Sumber Jaya Indah	INDONESIA	COMPLIANT
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA	COMPLIANT
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA	COMPLIANT
Tin	PT Tinindo Inter Nusa	INDONESIA	COMPLIANT
Tin	Rui Da Hung	TAIWAN	COMPLIANT
Tin	Soft Metais Ltda.	BRAZIL	COMPLIANT
Tin	Thaisarco	THAILAND	COMPLIANT
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL	COMPLIANT
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA	ACTIVE
Tin	Yunnan Tin Company Limited	CHINA	COMPLIANT

METAL	FACILITY NAME	COUNTRY	CFSP STATUS
Tungsten	A.L.M.T. Tungsten Corp.	JAPAN	COMPLIANT
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA	COMPLIANT
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA	COMPLIANT
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA	TI-CMC MEMBER COMPANY
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA	COMPLIANT
Tungsten	Ganxian Shirui New Material Co., Ltd.	CHINA	IN COMMUNICATION
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA	COMPLIANT
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA	COMPLIANT
Tungsten	Ganzhou Non-ferrous Metals Smelting Co., Ltd.	CHINA	TI-CMC MEMBER COMPANY
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA	COMPLIANT
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES	COMPLIANT
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA	COMPLIANT
Tungsten	H.C. Starck GmbH	GERMANY	COMPLIANT
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY	COMPLIANT
Tungsten	Hunan Chenzhou Mining Group Co., Ltd.	CHINA	COMPLIANT
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA	COMPLIANT
Tungsten	Japan New Metals Co., Ltd.	JAPAN	COMPLIANT
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA	COMPLIANT
Tungsten	Jiangxi Minmetals Gao’an Non-ferrous Metals Co., Ltd.	CHINA	IN COMMUNICATION
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA	ACTIVE
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA	ACTIVE
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA	ACTIVE
Tungsten	Kennametal Fallon	UNITED STATES	ACTIVE
Tungsten	Kennametal Huntsville	UNITED STATES	COMPLIANT
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA	COMPLIANT

Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIETNAM	COMPLIANT
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIETNAM	COMPLIANT
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIETNAM	COMPLIANT
Tungsten	Wolfram Bergbau und Hütten AG	AUSTRIA	COMPLIANT
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA	COMPLIANT
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA	COMPLIANT
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA	COMPLIANT